Exhibit 99.1

TENAX AEROSPACE ACQUISITION, LLC

November 7, 2026

Air Industries Group

1460 Fifth Avenue

Bay Shore, New York 11706

Attention: Scott Glassman, Acting Chief Executive Officer and President

Copy to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

Attention: Vincent J. McGill; Charles Goodwin

Re: Amended and Restated Agreement and Plan of Merger, dated as of July 2, 2026, as amended (the “Merger Agreement”), among Tenax Aerospace Acquisition, LLC (“Tenax”), Air Industries Group (“AIR”) and Transitory Air Sub LLC

Dear Mr. Glassman,

We refer to the Merger Agreement. Capitalized terms used but not defined in this letter have the meanings given to them in the Merger Agreement.

On November 4, 2026, AIR’s counsel informed Tenax’s counsel that, on November 3, 2026, the AIR Board approved (a) an amendment to the Webster Loan extending its maturity to April 30, 2027, with an amendment fee of $50,000 payable on execution and a further $50,000 payable at maturity (the “Webster Amendment”), and (b) an agreement with Michael Taglich and Robert Taglich amending the AIR Subordinated Notes to, among other things, extend their maturity to May 1, 2027 and, if the AIR Subordinated Notes are not repaid by November 30, 2026, increase the principal amounts and interest rates applicable thereto, reduce the conversion price of the AIR Convertible Notes and obligate AIR to seek stockholder approval of full conversion of the AIR Convertible Notes and to use reasonable best efforts to cause each of Michael Taglich and Robert Taglich to be elected to the AIR Board until the AIR Subordinated Notes are repaid (the “Taglich Note Amendment”).

Section 6.01(b) of the Merger Agreement provides that, without the prior written consent of Tenax (such consent not to be unreasonably withheld, delayed or conditioned), neither AIR nor any of its Subsidiaries shall, among other things, incur any Indebtedness, modify or amend any AIR Material Contract other than in the ordinary course of business consistent with past practice or authorize, commit or agree to do any of the foregoing. The Webster Loan and the AIR Subordinated Notes are AIR Material Contracts. Entry by AIR into the Webster Amendment or the Taglich Note Amendment without Tenax’s prior written consent would be a breach of the Merger Agreement.

1.	Taglich Note Amendment. Tenax does not consent to the Taglich Note Amendment. Tenax requests that AIR confirm in writing that AIR has not entered into, and will not enter into, the Taglich Note Amendment or any other amendment, modification or extension of the AIR Subordinated Notes without Tenax’s prior written consent.

2.	Webster Amendment. Tenax received a draft of the Webster Amendment from AIR’s counsel on November 6, 2026. Tenax’s review of the Webster Amendment is ongoing, and Tenax has not provided its consent thereto. Tenax’s consideration of a request for consent to the Webster Amendment will take into account, among other things, the written confirmation requested in paragraph 1 above. AIR should not execute the Webster Amendment unless and until Tenax has provided its written consent thereto.

3.	Reservation of Rights. The Merger Agreement remains in full force and effect in accordance with its terms. Tenax hereby reserves all of its rights, powers, remedies and privileges under the Merger Agreement, the other Transaction Documents and applicable Law, including under Sections 7.06, 8.02, 9.01, 9.05 and 10.07 of the Merger Agreement, in each case with no impairment or prejudice of any such rights, powers, remedies and privileges. Nothing in this letter or in any other communication now or hereafter between Tenax or its Representatives and AIR or its Representatives shall constitute a waiver of any breach or default, a consent to any action requiring Tenax’s consent, an election of remedies, or a waiver, modification or release of any right or remedy under the Merger Agreement or otherwise available to Tenax at law, in equity or otherwise.

Respectfully,

TENAX AEROSPACE ACQUISITION, LLC

By:	/s/ Thomas C. Foley
Name:	Thomas C. Foley
Title:	Chairman